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                                                                       Exhibit 5





                         [Letterhead of Faegre & Benson LLP]



                                   October 15, 1997



Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526

Ladies and Gentlemen:

    In connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 14,787,900 shares of Common Stock, without par value (the "Shares"), of Archer-Daniels-Midland Company, a Delaware corporation (the "Company"), the assumed maximum number of shares that may be issued by the Company in connection with a proposed merger of Moorman Manufacturing Company into a wholly-owned subsidiary of the Company (the "Merger"), we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon this examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Delaware.

    We consent to the filing of this opinion as an exhibit to the Registration Statement.

                               Very truly yours,


                               /s/ Faegre & Benson LLP

                               FAEGRE & BENSON LLP